Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	666 Third Avenue New York, New York 10017 212-935-3000 212-983-3115 fax www.mintz.com

Exhibit 5.1

March 12, 2013

IGI Laboratories, Inc.

105 Lincoln Avenue

Buena, New Jersey 08310

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-3 (as amended, the “Registration Statement”) to which this opinion is an exhibit, which Registration Statement is being filed by IGI Laboratories, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offering by a certain selling stockholder of the Company named in the Registration Statement (the “Selling Stockholder”) of an aggregate of 2,780,654 shares of common stock of the Company, par value $0.01 per share (the “Shares”), for its account.

We have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photocopied), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified copies or photocopied.

Based on the foregoing and in reliance thereon, we are of the opinion that the Shares to be sold by the Selling Stockholder are duly authorized validly issued, fully paid and non-assessable.

Our opinions are limited to the General Corporation Laws of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States federal laws, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON | WASHINGTON | NEW YORK | STAMFORD | LOS ANGELES | SAN DIEGO | LONDON | SAN FRANCISCO

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

March 12, 2013

to be governed by the laws of another jurisdiction, we have assumed, for purposes of this opinion letter, that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion letter is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus which will form a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.